CERTAIN INFORMATION HAS BEEN EXCLUDED BECAUSE IT IS BOTH (i) NOT MATERIAL AND (ii) COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

STATE OF MICHIGAN
ENTERPRISE PROCUREMENT

Department of Technology, Management & Budget
525 W. Allegan, Lansing, MI 48913
P.O. Box 30026, Lansing, MI 48909

NOTICE OF CONTRACT

NOTICE OF CONTRACT NO. 171 180000000749
between
THE STATE OF MICHIGAN
and

CONTRACTOR	
	Graphic Sciences, Inc.
	1511 E. Lincoln Ave.
	Madison Heights, MI 48071
	Greg Colton, President
	[redacted]
	[redacted]
	CV0032057

STATE		
	Jessie Weston	DTMB RMS
	[redacted]	
	[redacted]	
	Brian Fairbrother	DTMB
	[redacted]	
	[redacted]	

CONTRACT SUMMARY				
DESCRIPTION: Statewide Digital Imaging and Microfilm Services				
INITIAL EFFECTIVE DATE	INITIAL EXPIRATION DATE	INITIAL AVAILABLE OPTIONS	EXPIRATION DATE BEFORE CHANGE(S) NOTED BELOW	
6/1/2018	5/30/2023	2	N/A	
PAYMENT TERMS		DELIVERY TIMEFRAME		
1% / 15 Net 45		See Section 2.1, Delivery		
ALTERNATE PAYMENT OPTIONS			EXTENDED PURCHASING	
☐ P-card	☐ Direct Voucher (DV)	☐ Other	☒ Yes	☐ No
MINIMUM DELIVERY REQUIREMENTS				
N/A				
MISCELLANEOUS INFORMATION				
N/A				
ESTIMATED CONTRACT VALUE AT TIME OF EXECUTION		$43,562,157.20		

FOR THE CONTRACTOR:

Graphic Sciences, Inc
Company Name

[signature]
Authorized Agent Signature

Gregory P. Colton
Authorized Agent (Print or Type)

5/11/2018.
Date

FOR THE STATE:

[signature]
Signature

Jared Ambrosier, Director of Enterprise Sourcing

DTMB Procurement

5-22-18
Date

STATE OF MICHIGAN

STANDARD CONTRACT TERMS

This STANDARD CONTRACT ("**Contract**") is agreed to between the State of Michigan (the "**State**") and Graphic Sciences, Inc. (**Contractor**"), a Michigan Corporation. This Contract is effective on June 1, 2018 ("**Effective Date**"), and unless terminated, expires on May 30, 2023.

This Contract may be renewed for up to two additional one-year period(s). Renewal is at the sole discretion of the State and will automatically extend the Term of this Contract. The State will document its exercise of renewal options via Contract Change Notice.

The parties agree as follows:

1. **Duties of Contractor.** Contractor must perform the services and provide the deliverables described in **Schedule A – Statement of Work** (the "**Contract Activities**"). An obligation to provide delivery of any commodity is considered a service and is a Contract Activity.

   Contractor must furnish all labor, equipment, materials, and supplies necessary for the performance of the Contract Activities, and meet operational standards, unless otherwise specified in Schedule A.

   Contractor must: (a) perform the Contract Activities in a timely, professional, safe, and workmanlike manner consistent with standards in the trade, profession, or industry; (b) meet or exceed the performance and operational standards, and specifications of the Contract; (c) provide all Contract Activities in good quality, with no material defects; (d) not interfere with the State's operations; (e) obtain and maintain all necessary licenses, permits or other authorizations necessary for the performance of the Contract; (f) cooperate with the State, including the State's quality assurance personnel, and any third party to achieve the objectives of the Contract; (g) return to the State any State-furnished equipment or other resources in the same condition as when provided when no longer required for the Contract; (h) not make any media releases without prior written authorization from the State; (i) assign to the State any claims resulting from state or federal antitrust violations to the extent that those violations concern materials or services supplied by third parties toward fulfillment of the Contract; (j) comply with all State physical and IT security policies and standards which will be made available upon request; and (k) provide the State priority in performance of the Contract except as mandated by federal disaster response requirements. Any breach under this paragraph is considered a material breach.

   Contractor must also be clearly identifiable while on State property by wearing identification issued by the State, and clearly identify themselves whenever making contact with the State.

2. **Notices.** All notices and other communications required or permitted under this Contract must be in writing and will be considered given and received: (a) when verified by written receipt if sent by courier; (b) when actually received if sent by mail without verification of receipt; or (c) when verified by automated receipt or electronic logs if sent by facsimile or email.

If to State:	If to Contractor:
Brian Fairbrother 525 W. Allegan St. Lansing, MI 48933 [redacted]	Greg Colton, President 1511 E. Lincoln Ave. Madison Heights, MI 48071 GregC@gsiinc.com 248.549.6600

3. **Contract Administrator.** The Contract Administrator for each party is the only person authorized to modify any terms of this Contract, and approve and execute any change under this Contract (each a "**Contract Administrator**"):

State:	Contractor:
Brian Fairbrother 525 W. Allegan St. Lansing, MI 48933 [redacted]	Greg Colton, President 1511 E. Lincoln Ave. Madison Heights, MI 48071 GregC@gsiinc.com 248.549.6600

4. **Program Manager.** The Program Manager for each party will monitor and coordinate the day-to-day activities of the Contract (each a "**Program Manager**"):

State:	Contractor:
Jessica Weston 3400 N. Grand River Ave. Lansing, MI 48909 [redacted]	Greg Colton, President 1511 E. Lincoln Ave. Madison Heights, MI 48071 GregC@gsiinc.com 248.549.6600

5. **Performance Guarantee.** Contractor must at all times have financial resources sufficient, in the opinion of the State, to ensure performance of the Contract and must provide proof upon request. The State may require a performance bond (as specified in Schedule A) if, in the opinion of the State, it will ensure performance of the Contract.

6. **Insurance Requirements.** Contractor must maintain the insurances identified below and is responsible for all deductibles. All required insurance must: (a) protect the State from claims that may arise out of, are alleged to arise out of, or result from Contractor's or a subcontractor's performance; (b) be primary and non-contributing to any comparable liability insurance (including self-insurance) carried by the State; and (c) be provided by a company with an A.M. Best rating of "A" or better, and a financial size of VII or better.

Required Limits	**Additional Requirements**
Commercial General Liability Insurance	
Minimal Limits: $1,000,000 Each Occurrence Limit $1,000,000 Personal & Advertising Injury Limit $2,000,000 General Aggregate Limit $2,000,000 Products/Completed Operations Deductible Maximum: $50,000 Each Occurrence	Contractor must have their policy endorsed to add "the State of Michigan, its departments, divisions, agencies, offices, commissions, officers, employees, and agents" as additional insureds using endorsement CG 20 10 11 85, or both CG 2010 07 04 and CG 2037 07 0. Coverage must not have exclusions or limitations related to sexual abuse and molestation liability.
Umbrella or Excess Liability Insurance	
Minimal Limits: $5,000,000 General Aggregate	Contractor must have their policy endorsed to add "the State of Michigan, its departments, divisions, agencies, offices, commissions, officers, employees, and agents" as additional insureds.
Automobile Liability Insurance	
Minimal Limits: $1,000,000 Per Occurrence	Contractor must have their policy: (1) endorsed to add "the State of Michigan, its departments, divisions, agencies, offices, commissions, officers, employees, and agents" as additional insureds; and (2) include Hired and Non-Owned Automobile coverage.
Workers' Compensation Insurance	

Minimal Limits: Coverage according to applicable laws governing work activities.	Waiver of subrogation, except where waiver is prohibited by law.
Employers Liability Insurance	
Minimal Limits: $500,000 Each Accident $500,000 Each Employee by Disease $500,000 Aggregate Disease.	
Privacy and Security Liability (Cyber Liability) Insurance	
Minimal Limits: $1,000,000 Each Occurrence $1,000,000 Annual Aggregate	Contractor must have their policy: (1) endorsed to add "the State of Michigan, its departments, divisions, agencies, offices, commissions, officers, employees, and agents" as additional insureds; and (2) cover information security and privacy liability, privacy notification costs, regulatory defense and penalties, and website media content liability.
Crime (Fidelity) Insurance	
Minimal Limits: $1,000,000 Employee Theft Per Loss	Contractor must have their policy: (1) cover forgery and alteration, theft of money and securities, robbery and safe burglary, computer fraud, funds transfer fraud, money order and counterfeit currency, and (2) endorsed to add "the State of Michigan, its departments, divisions, agencies, offices, commissions, officers, employees, and agents" as Loss Payees.
Professional Liability (Errors and Omissions) Insurance	
Minimal Limits: $3,000,000 Each Occurrence $3,000,000 Annual Aggregate Deductible Maximum: $50,000 Per Loss	
Medical Malpractice Insurance	
Minimal Limits: $1,000,000 Each Occurrence $3,000,000 Annual Aggregate Deductible Maximum: $5,000 Each Occurrence	
Property Insurance	
Environmental and Pollution Liability (Errors and Omissions)	
Minimal limits: $1,000,000 Each Occurrence $2,000,000 Annual Aggregate	Contractor must have their policy: (1) be applicable to the work being performed, including completed operations equal to or exceeding statute of repose; (2) not have exclusions or limitations related to Transportation (upset overturn, spills during loading or unloading, Hazardous Materials Handling, and Non Owned disposal site liability; and (3) endorsed to add "the State of Michigan, its departments, division, agencies, offices, commissions, officers, employees, and agents" as additional insured.

If any of the required policies provide **claims-made** coverage, the Contractor must: (a) provide coverage with a retroactive date before the effective date of the contract or the beginning of Contract Activities; (b) maintain coverage and provide evidence of coverage for at least three (3) years after completion of the Contract Activities; and (c) if coverage is canceled or not renewed, and not replaced with another claims-made policy form with a retroactive date prior to the contract effective date, Contractor must purchase extended reporting coverage for a minimum of three (3) years after completion of work.

Contractor must: (a) provide insurance certificates to the Contract Administrator, containing the agreement or purchase order number, at Contract formation and within 20 calendar days of the expiration date of the applicable policies; (b) require that subcontractors maintain the required insurances contained in this Section; (c) notify the Contract Administrator within 5 business days if any insurance is cancelled; and (d) waive all rights against the State for damages covered by insurance. Failure to maintain the required insurance does not limit this waiver.

This Section is not intended to and is not be construed in any manner as waiving, restricting or limiting the liability of either party for any obligations under this Contract (including any provisions hereof requiring Contractor to indemnify, defend and hold harmless the State).

7. **Administrative Fee and Reporting.** Contractor must pay an administrative fee of 1% on all payments made to Contractor under the Contract including transactions with the State (including its departments, divisions, agencies, offices, and commissions), MiDEAL members, and other states (including governmental subdivisions and authorized entities). Administrative fee payments must be made by check payable to the State of Michigan and mailed to:

Department of Technology, Management and Budget
Cashiering
P.O. Box 30681
Lansing, MI 48909

Contractor must submit an itemized purchasing activity report, which includes at a minimum, the name of the purchasing entity and the total dollar volume in sales. Reports should be mailed to DTMB-Procurement.

The administrative fee and purchasing activity report are due within 30 calendar days from the last day of each calendar quarter.

8. **Extended Purchasing Program.** This contract is extended to MiDEAL members. MiDEAL members include local units of government, school districts, universities, community colleges, and nonprofit hospitals. A current list of MiDEAL members is available at www.michigan.gov/mideal. Upon written agreement between the State and Contractor, this contract may also be extended to: (a) State of Michigan employees and (b) other states (including governmental subdivisions and authorized entities).

If extended, Contractor must supply all Contract Activities at the established Contract prices and terms. The State reserves the right to impose an administrative fee and negotiate additional discounts based on any increased volume generated by such extensions. To utilize this service, agencies and MiDeal members must contact Jessie Weston, Program Manager, (517) 335-9145, westonj2@michigan.gov from DTMB Office of Support Services and Record Management.

Contractor must submit invoices to, and receive payment from, extended purchasing program members on a direct and individual basis.

9. **Independent Contractor.** Contractor is an independent contractor and assumes all rights, obligations and liabilities set forth in this Contract. Contractor, its employees, and agents will not be considered employees of the State. No partnership or joint venture relationship is created by virtue of this Contract. Contractor, and not the State, is responsible for the payment of wages, benefits and taxes of Contractor's employees and any subcontractors. Prior performance does not modify Contractor's status as an independent contractor. Contractor hereby acknowledges that the State is and will be the sole and exclusive owner of all right, title, and interest in the Contract Activities and all associated intellectual property rights, if any. Such Contract Activities are works made for hire as defined in Section 101 of the Copyright Act of 1976. To the extent any Contract Activities and related intellectual property do not qualify as works made for hire under the Copyright Act, Contractor will, and hereby does, immediately on its creation, assign, transfer and otherwise convey to

the State, irrevocably and in perpetuity, throughout the universe, all right, title and interest in and to the Contract Activities, including all intellectual property rights therein.

10. **Subcontracting.** Contractor may not delegate any of its obligations under the Contract without the prior written approval of the State. Contractor must notify the State at least 90 calendar days before the proposed delegation, and provide the State any information it requests to determine whether the delegation is in its best interest. If approved, Contractor must: (a) be the sole point of contact regarding all contractual matters, including payment and charges for all Contract Activities; (b) make all payments to the subcontractor; and (c) incorporate the terms and conditions contained in this Contract in any subcontract with a subcontractor. Contractor remains responsible for the completion of the Contract Activities, compliance with the terms of this Contract, and the acts and omissions of the subcontractor. The State, in its sole discretion, may require the replacement of any subcontractor.

11. **Staffing.** The State's Contract Administrator may require Contractor to remove or reassign personnel by providing a notice to Contractor.

12. **Background Checks.** Upon request, Contractor must perform background checks on all employees and subcontractors and its employees prior to their assignment. The scope is at the discretion of the State and documentation must be provided as requested. Contractor is responsible for all costs associated with the requested background checks. The State, in its sole discretion, may also perform background checks.

13. **Assignment.** Contractor may not assign this Contract to any other party without the prior approval of the State. Upon notice to Contractor, the State, in its sole discretion, may assign in whole or in part, its rights or responsibilities under this Contract to any other party. If the State determines that a novation of the Contract to a third party is necessary, Contractor will agree to the novation and provide all necessary documentation and signatures.

14. **Change of Control.** Contractor will notify, at least 90 calendar days before the effective date, the State of a change in Contractor's organizational structure or ownership. For purposes of this Contract, a change in control means any of the following: (a) a sale of more than 50% of Contractor's stock; (b) a sale of substantially all of Contractor's assets; (c) a change in a majority of Contractor's board members; (d) consummation of a merger or consolidation of Contractor with any other entity; (e) a change in ownership through a transaction or series of transactions; (f) or the board (or the stockholders) approves a plan of complete liquidation. A change of control does not include any consolidation or merger effected exclusively to change the domicile of Contractor, or any transaction or series of transactions principally for bona fide equity financing purposes.

    In the event of a change of control, Contractor must require the successor to assume this Contract and all of its obligations under this Contract.

15. **Ordering.** Contractor is not authorized to begin performance until receipt of authorization as identified in Schedule A.

16. **Acceptance.** Contract Activities are subject to inspection and testing by the State within 30 calendar days of the State's receipt of them ("**State Review Period**"), unless otherwise provided in Schedule A. If the Contract Activities are not fully accepted by the State, the State will notify Contractor by the end of the State Review Period that either: (a) the Contract Activities are accepted, but noted deficiencies must be corrected; or (b) the Contract Activities are rejected. If the State finds material deficiencies, it may: (i) reject the Contract Activities without performing any further inspections; (ii) demand performance at no additional cost; or (iii) terminate this Contract in accordance with Section 23, Termination for Cause.

    Within 10 business days from the date of Contractor's receipt of notification of acceptance with deficiencies or rejection of any Contract Activities, Contractor must cure, at no additional cost, the deficiency and deliver unequivocally acceptable Contract Activities to the State. If acceptance with deficiencies or rejection of the Contract Activities impacts the content or delivery of other non-completed Contract Activities, the parties' respective Program Managers must determine an agreed to number of days for re-submission that minimizes the overall impact to the Contract. However, nothing herein affects, alters, or relieves Contractor of its obligations to correct deficiencies in accordance with the time response standards set forth in this Contract.

    If Contractor is unable or refuses to correct the deficiency within the time response standards set forth in this Contract, the State may cancel the order in whole or in part. The State, or a third party identified by the State, may perform the Contract Activities and recover the difference between the cost to cure and the Contract price plus an additional 10% administrative fee.

17. **Delivery.** Contractor must deliver all Contract Activities F.O.B. destination, within the State premises with transportation and handling charges paid by Contractor, unless otherwise specified in Schedule A. All containers and packaging becomes the State's exclusive property upon acceptance.

18. **Risk of Loss and Title.** Until final acceptance, title and risk of loss or damage to Contract Activities remains with Contractor. Contractor is responsible for filing, processing, and collecting all damage claims. The State will record and report to Contractor any evidence of visible damage. If the State rejects the Contract Activities, Contractor must remove them from the premises within 10 calendar days after notification of rejection. The risk of loss of rejected or non-conforming Contract Activities remains with Contractor. Rejected Contract Activities not removed by Contractor within 10 calendar days will be deemed abandoned by Contractor, and the State will have the right to dispose of it as its own property. Contractor must reimburse the State for costs and expenses incurred in storing or effecting removal or disposition of rejected Contract Activities.

19. **Warranty Period.** The warranty period, if applicable, for Contract Activities is a fixed period commencing on the date specified in Schedule A. If the Contract Activities do not function as warranted during the warranty period the State may return such non-conforming Contract Activities to the Contractor for a full refund.

20. **Terms of Payment.** Invoices must conform to the requirements communicated from time-to-time by the State. All undisputed amounts are payable within 45 days of the State's receipt. Contractor may only charge for Contract Activities performed as specified in Schedule A. Invoices must include an itemized statement of all charges. The State is exempt from State sales tax for direct purchases and may be exempt from federal excise tax, if Services purchased under this Agreement are for the State's exclusive use. Notwithstanding the foregoing, all prices are inclusive of taxes, and Contractor is responsible for all sales, use and excise taxes, and any other similar taxes, duties and charges of any kind imposed by any federal, state, or local governmental entity on any amounts payable by the State under this Contract.

    The State has the right to withhold payment of any disputed amounts until the parties agree as to the validity of the disputed amount. The State will notify Contractor of any dispute within a reasonable time. Payment by the State will not constitute a waiver of any rights as to Contractor's continuing obligations, including claims for deficiencies or substandard Contract Activities. Contractor's acceptance of final payment by the State constitutes a waiver of all claims by Contractor against the State for payment under this Contract, other than those claims previously filed in writing on a timely basis and still disputed.

    The State will only disburse payments under this Contract through Electronic Funds Transfer (EFT). Contractor must register with the State at http://www.michigan.gov/SIGMAVSS to receive electronic fund transfer payments. If Contractor does not register, the State is not liable for failure to provide payment. Without prejudice to any other right or remedy it may have, the State reserves the right to set off at any time any amount then due and owing to it by Contractor against any amount payable by the State to Contractor under this Contract.

21. **Liquidated Damages.** Liquidated damages, if applicable, will be assessed as described in Schedule A.

22. **Stop Work Order.** The State may suspend any or all activities under the Contract at any time. The State will provide Contractor a written stop work order detailing the suspension. Contractor must comply with the stop work order upon receipt. Within 90 calendar days, or any longer period agreed to by Contractor, the State will either: (a) issue a notice authorizing Contractor to resume work, or (b) terminate the Contract or purchase order. The State will not pay for Contract Activities, Contractor's lost profits, or any additional compensation during a stop work period.

23. **Termination for Cause.** The State may terminate this Contract for cause, in whole or in part, if Contractor, as determined by the State: (a) endangers the value, integrity, or security of any location, data, or personnel; (b) becomes insolvent, petitions for bankruptcy court proceedings, or has an involuntary bankruptcy proceeding filed against it by any creditor; (c) engages in any conduct that may expose the State to liability; (d) breaches any of its material duties or obligations; or (e) fails to cure a breach within the time stated in a notice of breach. Any reference to specific breaches being material breaches within this Contract will not be construed to mean that other breaches are not material.

    If the State terminates this Contract under this Section, the State will issue a termination notice specifying whether Contractor must: (a) cease performance immediately, or (b) continue to perform for a specified period. If it is later determined that Contractor was not in breach of the Contract, the termination will be deemed to

have been a Termination for Convenience, effective as of the same date, and the rights and obligations of the parties will be limited to those provided in Section 24, Termination for Convenience.

The State will only pay for amounts due to Contractor for Contract Activities accepted by the State on or before the date of termination, subject to the State's right to set off any amounts owed by the Contractor for the State's reasonable costs in terminating this Contract. The Contractor must pay all reasonable costs incurred by the State in terminating this Contract for cause, including administrative costs, attorneys' fees, court costs, transition costs, and any costs the State incurs to procure the Contract Activities from other sources.

24. Termination for Convenience. The State may immediately terminate this Contract in whole or in part without penalty and for any reason, including but not limited to, appropriation or budget shortfalls. The termination notice will specify whether Contractor must: (a) cease performance of the Contract Activities immediately, or (b) continue to perform the Contract Activities in accordance with Section 25, Transition Responsibilities. If the State terminates this Contract for convenience, the State will pay all reasonable costs, as determined by the State, for State approved Transition Responsibilities.

25. Transition Responsibilities. Upon termination or expiration of this Contract for any reason, Contractor must, for a period of time specified by the State (not to exceed 90 calendar days), provide all reasonable transition assistance requested by the State, to allow for the expired or terminated portion of the Contract Activities to continue without interruption or adverse effect, and to facilitate the orderly transfer of such Contract Activities to the State or its designees. Such transition assistance may include, but is not limited to: (a) continuing to perform the Contract Activities at the established Contract rates; (b) taking all reasonable and necessary measures to transition performance of the work, including all applicable Contract Activities, training, equipment, software, leases, reports and other documentation, to the State or the State's designee; (c) taking all necessary and appropriate steps, or such other action as the State may direct, to preserve, maintain, protect, or return to the State all materials, data, property, and confidential information provided directly or indirectly to Contractor by any entity, agent, vendor, or employee of the State; (d) transferring title in and delivering to the State, at the State's discretion, all completed or partially completed deliverables prepared under this Contract as of the Contract termination date; and (e) preparing an accurate accounting from which the State and Contractor may reconcile all outstanding accounts (collectively, "**Transition Responsibilities**"). This Contract will automatically be extended through the end of the transition period.

26. General Indemnification. Contractor must defend, indemnify and hold the State, its departments, divisions, agencies, offices, commissions, officers, and employees harmless, without limitation, from and against any and all actions, claims, losses, liabilities, damages, costs, attorney fees, and expenses (including those required to establish the right to indemnification), arising out of or relating to: (a) any breach by Contractor (or any of Contractor's employees, agents, subcontractors, or by anyone else for whose acts any of them may be liable) of any of the promises, agreements, representations, warranties, or insurance requirements contained in this Contract; (b) any infringement, misappropriation, or other violation of any intellectual property right or other right of any third party; (c) any bodily injury, death, or damage to real or tangible personal property occurring wholly or in part due to action or inaction by Contractor (or any of Contractor's employees, agents, subcontractors, or by anyone else for whose acts any of them may be liable); and (d) any acts or omissions of Contractor (or any of Contractor's employees, agents, subcontractors, or by anyone else for whose acts any of them may be liable).

The State will notify Contractor in writing if indemnification is sought; however, failure to do so will not relieve Contractor, except to the extent that Contractor is materially prejudiced. Contractor must, to the satisfaction of the State, demonstrate its financial ability to carry out these obligations.

The State is entitled to: (i) regular updates on proceeding status; (ii) participate in the defense of the proceeding; (iii) employ its own counsel; and to (iv) retain control of the defense if the State deems necessary. Contractor will not, without the State's written consent (not to be unreasonably withheld), settle, compromise, or consent to the entry of any judgment in or otherwise seek to terminate any claim, action, or proceeding. To the extent that any State employee, official, or law may be involved or challenged, the State may, at its own expense, control the defense of that portion of the claim.

Any litigation activity on behalf of the State, or any of its subdivisions under this Section, must be coordinated with the Department of Attorney General. An attorney designated to represent the State may not do so until approved by the Michigan Attorney General and appointed as a Special Assistant Attorney General.

27. **Infringement Remedies.** If, in either party's opinion, any piece of equipment, software, commodity, or service supplied by Contractor or its subcontractors, or its operation, use or reproduction, is likely to become the subject of a copyright, patent, trademark, or trade secret infringement claim, Contractor must, at its expense: (a) procure for the State the right to continue using the equipment, software, commodity, or service, or if this option is not reasonably available to Contractor, (b) replace or modify the same so that it becomes non-infringing; or (c) accept its return by the State with appropriate credits to the State against Contractor's charges and reimburse the State for any losses or costs incurred as a consequence of the State ceasing its use and returning it.

28. **Limitation of Liability.** The State is not liable for consequential, incidental, indirect, or special damages, regardless of the nature of the action.

29. **Disclosure of Litigation, or Other Proceeding.** Contractor must notify the State within 14 calendar days of receiving notice of any litigation, investigation, arbitration, or other proceeding (collectively, "**Proceeding**") involving Contractor, a subcontractor, or an officer or director of Contractor or subcontractor, that arises during the term of the Contract, including: (a) a criminal Proceeding; (b) a parole or probation Proceeding; (c) a Proceeding under the Sarbanes-Oxley Act; (d) a civil Proceeding involving: (1) a claim that might reasonably be expected to adversely affect Contractor's viability or financial stability; or (2) a governmental or public entity's claim or written allegation of fraud; or (e) a Proceeding involving any license that Contractor is required to possess in order to perform under this Contract.

30. **State Data.** All data and information provided to Contractor by or on behalf of the State, and all data and information derived therefrom, is the exclusive property of the State ("**State Data**"); this definition is to be construed as broadly as possible. Upon request, Contractor must provide to the State, or a third party designated by the State, all State Data within 10 calendar days of the request and in the format requested by the State. Contractor will assume all costs incurred in compiling and supplying State Data. No State Data may be used for any marketing purposes.

31. **Non-Disclosure of Confidential Information.** The parties acknowledge that each party may be exposed to or acquire communication or data of the other party that is confidential, privileged communication not intended to be disclosed to third parties. The provisions of this Section survive the termination of this Contract.

   a. Meaning of Confidential Information. For the purposes of this Contract, the term "**Confidential Information**" means all information and documentation of a party that: (a) has been marked "confidential" or with words of similar meaning, at the time of disclosure by such party; (b) if disclosed orally or not marked "confidential" or with words of similar meaning, was subsequently summarized in writing by the disclosing party and marked "confidential" or with words of similar meaning; and, (c) should reasonably be recognized as confidential information of the disclosing party. The term "Confidential Information" does not include any information or documentation that was: (a) subject to disclosure under the Michigan Freedom of Information Act (FOIA); (b) already in the possession of the receiving party without an obligation of confidentiality; (c) developed independently by the receiving party, as demonstrated by the receiving party, without violating the disclosing party's proprietary rights; (d) obtained from a source other than the disclosing party without an obligation of confidentiality; or, (e) publicly available when received, or thereafter became publicly available (other than through any unauthorized disclosure by, through, or on behalf of, the receiving party). For purposes of this Contract, in all cases and for all matters, State Data is deemed to be Confidential Information.

   b. Obligation of Confidentiality. The parties agree to hold all Confidential Information in strict confidence and not to copy, reproduce, sell, transfer, or otherwise dispose of, give or disclose such Confidential Information to third parties other than employees, agents, or subcontractors of a party who have a need to know in connection with this Contract or to use such Confidential Information for any purposes whatsoever other than the performance of this Contract. The parties agree to advise and require their respective employees, agents, and subcontractors of their obligations to keep all Confidential Information confidential. Disclosure to a subcontractor is permissible where: (a) use of a subcontractor is authorized under this Contract; (b) the disclosure is necessary or otherwise naturally occurs in connection with work that is within the subcontractor's responsibilities; and (c) Contractor obligates the subcontractor in a written contract to maintain the State's Confidential Information in confidence. At the State's request, any employee of Contractor or any subcontractor may be required to execute a separate agreement to be bound by the provisions of this Section.

c. Cooperation to Prevent Disclosure of Confidential Information. Each party must use its best efforts to assist the other party in identifying and preventing any unauthorized use or disclosure of any Confidential Information. Without limiting the foregoing, each party must advise the other party immediately in the event either party learns or has reason to believe that any person who has had access to Confidential Information has violated or intends to violate the terms of this Contract and each party will cooperate with the other party in seeking injunctive or other equitable relief against any such person.

d. Remedies for Breach of Obligation of Confidentiality. Each party acknowledges that breach of its obligation of confidentiality may give rise to irreparable injury to the other party, which damage may be inadequately compensable in the form of monetary damages. Accordingly, a party may seek and obtain injunctive relief against the breach or threatened breach of the foregoing undertakings, in addition to any other legal remedies which may be available, to include, in the case of the State, at the sole election of the State, the immediate termination, without liability to the State, of this Contract or any Statement of Work corresponding to the breach or threatened breach.

e. Surrender of Confidential Information upon Termination. Upon termination of this Contract or a Statement of Work, in whole or in part, each party must, within 5 calendar days from the date of termination, return to the other party any and all Confidential Information received from the other party, or created or received by a party on behalf of the other party, which are in such party's possession, custody, or control; provided, however, that Contractor must return State Data to the State following the timeframe and procedure described further in this Contract. Should Contractor or the State determine that the return of any Confidential Information is not feasible, such party must destroy the Confidential Information and must certify the same in writing within 5 calendar days from the date of termination to the other party. However, the State's legal ability to destroy Contractor data may be restricted by its retention and disposal schedule, in which case Contractor's Confidential Information will be destroyed after the retention period expires.

32. **Records Maintenance, Inspection, Examination, and Audit.** The State or its designee may audit Contractor to verify compliance with this Contract. Contractor must retain, and provide to the State or its designee and the auditor general upon request, all financial and accounting records related to the Contract through the term of the Contract and for 4 years after the latter of termination, expiration, or final payment under this Contract or any extension ("**Audit Period**"). If an audit, litigation, or other action involving the records is initiated before the end of the Audit Period, Contractor must retain the records until all issues are resolved.

Within 10 calendar days of providing notice, the State and its authorized representatives or designees have the right to enter and inspect Contractor's premises or any other places where Contract Activities are being performed, and examine, copy, and audit all records related to this Contract. Contractor must cooperate and provide reasonable assistance. If any financial errors are revealed, the amount in error must be reflected as a credit or debit on subsequent invoices until the amount is paid or refunded. Any remaining balance at the end of the Contract must be paid or refunded within 45 calendar days.

This Section applies to Contractor, any parent, affiliate, or subsidiary organization of Contractor, and any subcontractor that performs Contract Activities in connection with this Contract.

33. **Warranties and Representations.** Contractor represents and warrants: (a) Contractor is the owner or licensee of any Contract Activities that it licenses, sells, or develops and Contractor has the rights necessary to convey title, ownership rights, or licensed use; (b) all Contract Activities are delivered free from any security interest, lien, or encumbrance and will continue in that respect; (c) the Contract Activities will not infringe the patent, trademark, copyright, trade secret, or other proprietary rights of any third party; (d) Contractor must assign or otherwise transfer to the State or its designee any manufacturer's warranty for the Contract Activities; (e) the Contract Activities are merchantable and fit for the specific purposes identified in the Contract; (f) the Contract signatory has the authority to enter into this Contract; (g) all information furnished by Contractor in connection with the Contract fairly and accurately represents Contractor's business, properties, finances, and operations as of the dates covered by the information, and Contractor will inform the State of any material adverse changes;(h) all information furnished and representations made in connection with the award of this Contract is true, accurate, and complete, and contains no false statements or omits any fact that would make the information misleading; and that (i) Contractor is neither currently engaged in nor will engage in the boycott of a person based in or doing business with a strategic partner as described in 22 USC 8601 to 8606. A

breach of this Section is considered a material breach of this Contract, which entitles the State to terminate this Contract under Section 23, Termination for Cause.

34. **Conflicts and Ethics.** Contractor will uphold high ethical standards and is prohibited from: (a) holding or acquiring an interest that would conflict with this Contract; (b) doing anything that creates an appearance of impropriety with respect to the award or performance of the Contract; (c) attempting to influence or appearing to influence any State employee by the direct or indirect offer of anything of value; or (d) paying or agreeing to pay any person, other than employees and consultants working for Contractor, any consideration contingent upon the award of the Contract. Contractor must immediately notify the State of any violation or potential violation of these standards. This Section applies to Contractor, any parent, affiliate, or subsidiary organization of Contractor, and any subcontractor that performs Contract Activities in connection with this Contract.

35. **Compliance with Laws.** Contractor must comply with all federal, state and local laws, rules and regulations.

36. **State Printing.** All printing in Michigan must be performed by a business that meets *one* of the following: (a) have authorized use of the Allied Printing Trades Council union label in the locality in which the printing services will be performed; (b) have on file with the Michigan Secretary of State, a sworn statement indicating that employees producing the printing are receiving prevailing wages and are working under conditions prevalent in the locality in which the printing services will be performed; or (c) have a collective bargaining agreement in effect and the employees are represented by an operations that is not influenced or controlled by management.

37. **Nondiscrimination.** Under the Elliott-Larsen Civil Rights Act, 1976 PA 453, MCL 37.2101, *et seq.*, and the Persons with Disabilities Civil Rights Act, 1976 PA 220, MCL 37.1101, *et seq.*, Contractor and its subcontractors agree not to discriminate against an employee or applicant for employment with respect to hire, tenure, terms, conditions, or privileges of employment, or a matter directly or indirectly related to employment, because of race, color, religion, national origin, age, sex, height, weight, marital status, or mental or physical disability. Breach of this covenant is a material breach of this Contract.

38. **Unfair Labor Practice.** Under MCL 423.324, the State may void any Contract with a Contractor or subcontractor who appears on the Unfair Labor Practice register compiled under MCL 423.322.

39. **Governing Law.** This Contract is governed, construed, and enforced in accordance with Michigan law, excluding choice-of-law principles, and all claims relating to or arising out of this Contract are governed by Michigan law, excluding choice-of-law principles. Any dispute arising from this Contract must be resolved in Michigan Court of Claims. Contractor consents to venue in Ingham County, and waives any objections, such as lack of personal jurisdiction or *forum non conveniens*. Contractor must appoint agents in Michigan to receive service of process.

40. **Non-Exclusivity.** Nothing contained in this Contract is intended nor will be construed as creating any requirements contract with Contractor. This Contract does not restrict the State or its agencies from acquiring similar, equal, or like Contract Activities from other sources.

41. **Force Majeure.** Neither party will be in breach of this Contract because of any failure arising from any disaster or acts of god that are beyond their control and without their fault or negligence. Each party will use commercially reasonable efforts to resume performance. Contractor will not be relieved of a breach or delay caused by its subcontractors. If immediate performance is necessary to ensure public health and safety, the State may immediately contract with a third party.

42. **Dispute Resolution.** The parties will endeavor to resolve any Contract dispute in accordance with this provision. The dispute will be referred to the parties' respective Contract Administrators or Program Managers. Such referral must include a description of the issues and all supporting documentation. The parties must submit the dispute to a senior executive if unable to resolve the dispute within 15 business days. The parties will continue performing while a dispute is being resolved, unless the dispute precludes performance. A dispute involving payment does not preclude performance.

Litigation to resolve the dispute will not be instituted until after the dispute has been elevated to the parties' senior executive and either concludes that resolution is unlikely, or fails to respond within 15 business days. The parties are not prohibited from instituting formal proceedings: (a) to avoid the expiration of statute of limitations period; (b) to preserve a superior position with respect to creditors; or (c) where a party makes a

determination that a temporary restraining order or other injunctive relief is the only adequate remedy. This Section does not limit the State's right to terminate the Contract.

43. **Media Releases.** News releases (including promotional literature and commercial advertisements) pertaining to the Contract or project to which it relates must not be made without prior written State approval, and then only in accordance with the explicit written instructions of the State.

44. **Website Incorporation.** The State is not bound by any content on Contractor's website unless expressly incorporated directly into this Contract.

45. **Entire Agreement and Order of Precedence.** This Contract, which includes Schedule A – Statement of Work, and expressly incorporated schedules and exhibits, is the entire agreement of the parties related to the Contract Activities. This Contract supersedes and replaces all previous understandings and agreements between the parties for the Contract Activities. If there is a conflict between documents, the order of precedence is: (a) first, this Contract, excluding its schedules, exhibits, and Schedule A – Statement of Work; (b) second, Schedule A – Statement of Work as of the Effective Date; and (c) third, schedules expressly incorporated into this Contract as of the Effective Date. NO TERMS ON CONTRACTOR'S INVOICES, ORDERING DOCUMENTS, WEBSITE, BROWSE-WRAP, SHRINK-WRAP, CLICK-WRAP, CLICK-THROUGH OR OTHER NON-NEGOTIATED TERMS AND CONDITIONS PROVIDED WITH ANY OF THE CONTRACT ACTIVITIES WILL CONSTITUTE A PART OR AMENDMENT OF THIS CONTRACT OR IS BINDING ON THE STATE FOR ANY PURPOSE. ALL SUCH OTHER TERMS AND CONDITIONS HAVE NO FORCE AND EFFECT AND ARE DEEMED REJECTED BY THE STATE, EVEN IF ACCESS TO OR USE OF THE CONTRACT ACTIVITIES REQUIRES AFFIRMATIVE ACCEPTANCE OF SUCH TERMS AND CONDITIONS.

46. **Severability.** If any part of this Contract is held invalid or unenforceable, by any court of competent jurisdiction, that part will be deemed deleted from this Contract and the severed part will be replaced by agreed upon language that achieves the same or similar objectives. The remaining Contract will continue in full force and effect.

47. **Waiver.** Failure to enforce any provision of this Contract will not constitute a waiver.

48. **Survival.** The provisions of this Contract that impose continuing obligations, including warranties and representations, termination, transition, insurance coverage, indemnification, and confidentiality, will survive the expiration or termination of this Contract.

49. **Contract Modification.** This Contract may not be amended except by signed agreement between the parties (a "**Contract Change Notice**"). Notwithstanding the foregoing, no subsequent Statement of Work or Contract Change Notice executed after the Effective Date will be construed to amend this Contract unless it specifically states its intent to do so and cites the section or sections amended.

SCHEDULE A
STATEMENT OF WORK
CONTRACT ACTIVITIES

BACKGROUND

The Department of Technology, Management and Budget (DTMB), Logistics and Operations Support (LOS), Records Management Services (RMS) will manage the creation, maintenance, preservation and disposition of the records of all State Agencies. RMS is also responsible for assisting local governments who are registered MiDEAL members with their records management needs.

State Agencies and local governments may, under certain conditions, choose to convert recorded information to microfilm and/or digital image format. Request for microfilm or digital imaging conversion of State records originate within the individual offices of the various State Agencies. To assure that all administrative, fiscal, legal and historical needs of State Government are provided efficiently and cost-effectively, all requests must be submitted to DTMB, RMS for approval. No microfilming or digital imaging is to be done by this Contractor without prior approval. Local government agencies that choose to utilize this Contract must do so under the same terms and conditions as State Agencies.

Many State Agencies and local governments that require microfilm and digital imaging do not have their own imaging capabilities, or they do not possess the resources to perform large back file conversions. They rely, instead, upon another source to provide that service. Providing for the needs of State Agencies on a centralized basis involves a full range of microfilm and imaging services, including but not limited to the operation of microfilm cameras, processors, duplicators, paper scanners, microfilm/fiche scanners, CD-R/DVD drives, various digital media recording devices, and other equipment to convert recorded information to microfilm and/or digital images. Additionally, State Agencies and local governments may require the processing of digital images submitted to the state via fax, email or other electronic submission into a form and order acceptable to the state, including but not limited to insertion of file separator and document separator sheets, cloning documents, and indicating which sections of documents are to be used. Turnaround time for job production ranges from same day to several weeks, depending upon the individual job requirements.

SCOPE

The Contractor must provide microfilm, imaging, document preparation, and storage services on an as-needed basis.

REQUIREMENTS

It is the responsibility of the Contractor to advise the requesting State Agency and RMS regarding the best method for obtaining the most favorable product. The Contractor must assist the requesting State Agency in identifying techniques that can be deployed to reduce the cost of conversion, including indexing and its associated costs. As the Program Manager for this contract, DTMB Records Management Services must approve all contract changes and change orders prior to their execution. All vendor complaints and requests for contract changes or related services must be directed to DTMB Records Management Services for resolution or escalation to Complaint to Vendor.

The following is a preliminary analysis of the major tasks involved for developing the end-product of this project. The Contractor is not constrained from supplementing this list with additional steps, sub tasks, or elements deemed necessary to permit the economically feasible development of alternative approaches, or the application or proprietary analytical techniques or production methods.

1. General Requirements

All services performed under this Contract must be housed and staffed within the State of Michigan. The Contractor must build all necessary quality control mechanisms in the production process in order to ensure the desired result.

IT State Standards
The Contractor must adhere to all existing standards as described within the comprehensive listing of the State's existing technology standards at http://www.michigan.gov/dmb/0,4568,7-150-56355-108233--,00.html.

To the extent that Contractor has access to the State's computer system, Contractor must comply with the State's Acceptable Use Policy, see http://michigan.gov/cybersecurity/0,1607,7-217-34395_34476---,00.html. All Contractor Personnel will be required, in writing, to agree to the State's Acceptable Use Policy before accessing the State's system. The State reserves the right to terminate Contractor's access to the State's system if a violation occurs.

Contractor is not authorized to make changes to any State systems without prior written authorization from the State's Project Manager. Any changes Contractor makes to any State systems with the State's approval must be done according to applicable State procedures, including security, access, and configuration standards.

1.1. Product Specifications
1.1.1 Imaging
The Contractor must provide the following:

1. Scan from a variety of microfilm and paper formats and sizes to digital images.
2. Produce microfilm backup to digital images as needed or requested by State Agency.
3. Perform indexing of digital images and/or microfilm backups to digital images.
4. Perform preparation of documents to be scanned.
5. Perform image-finishing services on scanned images as needed or requested by State Agency.
6. Provide pickup and delivery services.
7. Provide compatible viewer or reader if requested by State Agency.
8. Perform customer programming functions related to document imaging as needed.
9. Perform Optical Character Recognition (OCR) image conversion to text as needed in straight text formats as well as Adobe Acrobat PDF.
10. Label all media returned with State Agency identification and content identification.
11. At a minimum, support image conversion to TIFF, JPEG, PDF, and PDF/A formats.
12. Assist the State Agency by developing an Authorized Ordering Document.
13. Advise the State Agency and RMS regarding the best method for obtaining the most favorable image.
14. Provide on-site equipment, staff, and scanning services to an Agency on occasion as needed. Adjustments must be made through this Contract for these services to be provided, on an as-needed/requested basis.
15. Assist the State Agency in identifying techniques that can be deployed to reduce indexing.
16. Produce images and import data structures compatible with, but not limited to, the following: FileNet P8 IBM Content Collector, FileNet Bulk Load Utility, IBM Datacap 9, and HPE CM DataPort 9.1.

1.1.2. Digital Imaging Specific Requirements

1. Digital images created under this Contract must meet the State Standards for capturing Digital Images from Paper or Microfilm unless otherwise specified in an Authorized Ordering Document which implicitly states that the standards are not being met per the agreement of the Contractor, RMS, and the Agency.
2. All images must be provided by the Contractor right-side-up unless otherwise specified in the Authorized Ordering Document.
3. Unless otherwise agreed to in an Authorized Ordering Document, after records have been imaged, the Contractor must retain the source documents and all associated product images and data for a minimum of 30 days, but not to exceed 60 days, in an organized, safe and secure manner until authorized to deliver back to Records Center, the Agency or the State Archives final disposition. During this time, the Contractor must maintain the same security and confidentiality measures over the records as described in the security portion of this Contract.

4. The Contractor will not retain any source materials or any copies produced by the Contractor, in digital or microfilm form, for six months beyond the quality assurance period set out in the Authorized Ordering Document unless otherwise specified in the Authorized Ordering Document.
5. The Contractor will provide regional scanning operations to serve the northern Lower Peninsula (Traverse City region) and the Upper Peninsula (Iron Mountain region) if required by a State Agency for mail-order operations that are time-sensitive due to laws and regulatory requirements. Costs for such operations will be billed as 1) monthly operating cost for scanning of up to 5,000 envelopes daily for the first year, with anticipation of the vendor recouping any start-up costs; 2) monthly operating cost for scanning of up to 5,000 envelopes daily past the first year; and 3) per-image cost for scanning of envelopes beyond the 5,000 daily threshold. If the vendor establishes such regional scanning operations solely for one project, there will be a 12-month commitment from the State Agency for the first year.

1.1.3. Microfilm

The Contractor must provide the following:

1. Perform microfilm creation and processing from a variety of paper formats and sizes including:
   a. 16mm roll (unless otherwise specified in an Authorized Ordering Document, all 16mm roll film must contain single level blips)
   b. 16mm jacket
   c. 35mm roll
   d. 35mm aperture card
   e. 105 step and repeat
2. Process 16mm and 35mm roll film created by a State Agency.
3. Perform silver and diazo duplication of 16mm roll, 16mm jacket, 35 mm roll, 35 mm aperture card, and 105 microforms.
4. Perform indexing of microfilm images.
5. Perform preparation of documents to be microfilmed.
6. Provide pickup and delivery services.
7. Perform custom programming functions related to indexing of microfilmed images as needed.
8. Label all media returned with State Agency identification and content identification.
9. Perform inspection, splicing, repair and restoration of various microforms.
10. Assist the State Agency by developing a project Authorized Ordering Document.
11. Advise the State Agency and RMS regarding the best method for obtaining the most favorable image.
12. Provide on-site equipment, staff, and microfilm services to a State Agency, on occasion, as needed. Adjustments must be made throughout the life of the Contract for these services on an as-needed/requested basis.
13. Assist the State Agency by identifying techniques and/or processes that can be deployed to reduce indexing and overall project costs.

1.1.4. Microfilm Specific Requirements

1. Microfilm created under this Contract must meet the State Standards for Capturing Microfilm from Paper or the State Standards for Capturing of Microfilm from Digital Image unless otherwise specified in an Authorized Ordering Document which implicitly states that the standards are not being met per the agreement of the Contractor, RMS, and the Agency.
2. The State reserves the right to periodically verify the nonaffiliated test laboratory results by submitting selected and testable original Contractor film to a testing laboratory of its own choosing. The State will pay for this additional laboratory testing conducted at its request.
3. The Contractor must inspect the microfilm for fogged, blurred, scratched or overlapped images, faulty splicing, and for any other defects in its finished product. Improperly filmed records must be re-filmed with no more than three retakes permitted per roll and with no more than one splice per roll. Any splice must be placed at the end of the roll with a proper notation on the container label.
4. The original and diazo film produced by the Contractor is subject to selection for testing by RMS for adherence to applicable standards and quality requirements.

5. Finished silver roll film must be returned to the State in plastic containers. Diazo duplications of roll film must be returned in cardboard containers. Silver duplicates must be returned in acid-free cardboard container. Microfiche must be packaged in acid-free envelopes. Originals and diazo copies must not be joined together in the same envelope or wrapped together in same package.
6. The Contractor must fill out a quality control sheet for each roll processed indicating the resolution, density, D-min and D-max of that roll. The cost for charting for film produced by the Contractor must be included in the filming and/or processing cost.
7. The Contractor must perform weekly (or as necessary for current production volumes) testing of processed silver negatives to verify that they meet the Michigan Standards for Capturing Microfilm from Paper and the Michigan Standards for Capturing Microfilm from Digital Images. The vendor must retain certification test results and provide them upon request to the State. The Contractor must maintain sufficient information to identify all rolls of film run on a particular batch to be able to contact the Agency should a batch fail testing.
8. Failure to consistently perform testing, or failure to consistently meet the requirements, may result in cancellation of the Contract.
9. The Contractor must have Microfilm lab certification or oversite agreement from a major microfilm manufacturer.
10. Unless otherwise agreed to in the Authorized Ordering Document, after records have been microfilmed, the Contractor must retain the source documents and all associated product data for a minimum of 30 days, but not to exceed 60 days, in an organized, safe and secure manner until authorized to deliver back to Records Center, the Agency or the State Archives for final disposition. During this time the Contractor must maintain the same security and confidentiality measures over the records as described in the security portion of this Contract.
11. The Contractor will not retain any source materials or any copies produced by the Contractor, in digital or microfilm form, for six months beyond the quality assurance period set out in the Authorized Ordering Document unless otherwise specified in the Authorized Ordering Document.

1.1.5. Job Setup

1. The Agency, Contractor and Program Manager must agree and sign an Authorized Ordering Document for each job/application prior to any production being performed.
2. The Contractor must develop the Authorized Ordering Document based on a template provided by the Program Manager. The Authorized Ordering Document must contain all information necessary to identify all billable tasks and other information necessary to obtain the desired output. The Authorized Ordering Document must include, but must not be limited to, the following:
    a. State Agency Information (including billing/budget codes)
    b. Contact information
    c. Purpose of the project
    d. Scope and objective of the project
    e. Pickup and delivery schedule
    f. Sample for test methods and results (including quality attributes)
    g. Document preparation specifications
    h. Document scanning and/or filming specifications
    i. Indexing specifications
    j. Product finished and labeling specifications
    k. Quality control specifications
    l. Quantitative cost estimate and line item detail
    m. Any other information deemed relevant to the project
3. RMS will retain the final signed and approved Authorized Ordering Document. Any changes to the Authorized Ordering Document after production begins must be agreed upon in writing by the Agency, Contractor, and RMS and filed with the Authorized Ordering Document. Changes in the production process that have a quality or financial impact requires an addendum to the Authorized Ordering Document.

1.1.6. Work Submission Process Requirements

1. The Agency must submit requests for service to RMS or the Contractor via phone or email.

2. The Agency, Contractor and RMS must jointly develop a strategy to produce the desired product and/or recommend alternatives.
3. The Contractor must provide test samples of desired product including cost estimates.
4. RMS must create an Authorized Ordering Document for review and approval by the Agency and the Contractor.
5. The Agency, Contractor and RMS must sign the Authorized Ordering Document.
6. The Agency must submit a completed job order form with the source document materials to the Contractor. The Contractor must convert the form and materials. At minimum, the job order must contain the following information:
   a. Department
   b. Division
   c. Address
   d. Authorized Ordering Document number
   e. Contact person and phone number
   f. Accounting codes as defined in the Authorized Ordering Document
   g. Disposition of source documents
   h. Description of materials received by the Contractor and pickup date
7. The Contractor must ensure that all necessary information is contained on the Job Order prior to pick up.
8. The Contractor must coordinate the pickup and delivery of materials and products in accordance with the Authorized Ordering Document.

1.1.7. Data Entry and Security Requirements

1. Providing microfilm and digital image capture services may require the Contractor to provide data entry services to support existing systems. The data entered must be formatted to be easily imported into the Agency system. Sorting and formatting of specific fields may be required for some applications.
2. All data entry must be verified with a guaranteed accuracy rate greater than 99.5 percent or as otherwise specified in an Authorized Ordering Document. The Contractor must maintain standard operating procedures that enable them to meet this accuracy requirement.
3. Imaging application projects may require the ability to transmit data and images via Virtual Private Network (VPN), private switched circuit, encrypted email attachment, or any other state-approved communication technology. The Contractor must have the ability and technical expertise to facilitate the establishment and management of these transmission mechanisms.
4. All State costs associated with creation and management of transmission mechanisms will be incurred by the State. Costs associated with the Contractor's equipment or resources necessary to make the proper connections will be incurred by the Contractor.

1.1.8. Barcode Recognition Requirements

The Contractor must be able to utilize various barcode formats including but not limited to two-dimensional barcodes for indexing of scanned documents.

1.1.9. Import Utilities Requirements

The Contractor must have image capture software and the technical expertise to produce import files for software products common to the document imaging industry. Specifically, the Contractor must have the capability, knowledge and applicable expertise to provide file structures to support the following applications: FileNet P8 IBM Content Collector, FileNet Bulk Utility, Microsoft Access, Microsoft Excel, IBM Datacap 9, HPE CM DataPort 9.1, and delimited text files.

The Contractor may offer an alternate bid that varies from the specifications. An alternate bid must clearly describe all variances from the specifications and the proposal must include descriptive literature that contains complete specifications, if available.

1.2. Warranties
Each Authorized Ordering Document provides the Agency with an inspection period in order to verify the accuracy and completeness of the delivery. Additionally, each Authorized Ordering Document contains a quality assurance attachment that describes the process the Agency should follow in order to perform their own QA testing. If in the defined inspection period the Agency detects an error, GSI will fix or repair any faulty, inaccurate or incomplete work at no cost to the Agency.

1.3. Quality Assurance Program
In addition to the quality control steps built into each production step Graphic Sciences will also perform a Quality Assurance examination of each completed job prior to the delivery of the job. The Quality Assurance examination process will be built on the principles provided in ANSI/ASQC Z1.4-1993, formerly known as Mil Standard 105.

1.4. Incentives
The Contractor is responsible for delivering the product in a manner acceptable to both the Agency and RMS. If at any time it is determined that corrections, which are the responsibility of Graphic Sciences, Inc. are required to any product that has been delivered the corrections will be made at no cost to the State.

1.5. Penalties
The State may leverage a penalty of 1 percent of the total job cost for each day that a job is delivered late or that the source material is returned late according to the timelines defined in the Authorized Ordering Document. The State may leverage a penalty of 10 percent of the total job cost for any invoices submitted more than 30 business days later than final delivery of a product. The State may leverage additional penalties that may be defined in the individual Authorized Ordering Document for failure to deliver jobs on time or according to the specifications or any other factor necessary to meet the business requirements.

2. Service Level Agreements
The Contractor agrees to the attached Contract Monitoring Plan.

2.1. Delivery
The Contractor must provide its own courier service. This service must not be contracted to a third party without written consent of the State. Specific jobs must be picked up and returned to the State Records Center located at 3400 N Grand River Ave, Lansing, Michigan, or directly from the Agency location. Pickup direct from the Agency is the preferred method. There must be no charge for pickup and delivery from Agencies. If the Contractor is proposing any pickup or delivery charges, they must be identified in the Authorized Ordering Document and agreed upon by the State.

The Contractor must schedule daily pickup and delivery services at the State Records Center. The Contractor must also schedule daily pickup and delivery services for the various Agencies in need of daily service.

2.2. Reserved

2.3. Technical Support and Repairs
The Contractor will provide technical support for the products and services Monday through Friday from 8 AM through 5 PM and can be reached at 800-397-6620.

2.4. Reserved

2.5. Reporting
The Contractor must create and provide weekly production reports via email in Excel spreadsheet format which must contain, but may not be limited to: pickup date, Authorized Ordering Document number, job number, customer, number of boxes/media, completion date, delivery date, box return date, return date,

and return location. The job number and relevant information must remain on the report until six months after all source documents, products, and by-products have been returned to the State.

The Contractor must submit written monthly summaries of progress which outline items such as pending Authorized Ordering Documents; status of current jobs in production; accomplishments; and problems, real or anticipated, which must be brought to the attention of RMS. The Contractor must notify RMS of any significant deviation from previously agreed-upon work plans, as well as the affected Agency.

The Contractor may be required to produce other regular report for specific jobs per the Authorized Ordering Document.

2.6. Meetings
The State may request meetings as it deems appropriate.

3. Staffing
3.1. Contractor Representative
The Contractor must appoint one Project Manager specifically assigned to State of Michigan accounts, that will respond to State inquiries regarding the Contract Activities, answering questions related to ordering and delivery, etc. (the "Contractor Representative").

The Contractor must notify the Contract Administrator at least five (30) calendar days before removing or assigning a new Contractor Representative.

3.2. Key Personnel
The Contractor must appoint one (1) Project Manager and one (1) Assistant Project Manager who will be directly responsible for the day to day operations of the Contract ("Key Personnel"). Key Personnel must be specifically assigned to the State account, be knowledgeable on the contractual requirements, and respond to State inquires within 48 hours.

Project Manager
Gregory Colton – President
GregC@gsiinc.com
248-549-6600

Contractor's Key Personnel must be available during the following times: 8am-5pm EST.

The Contractor may not remove or assign Key Personnel without the prior consent of the State. Prior consent is not required for reassignment for reasons beyond the Contractor's control, including illness, disability, death, leave of absence, personal emergency circumstances, resignation, or termination for cause. The State may request a résumé and conduct an interview before approving a change. The State may require a 30 calendar day training period for replacement personnel.

The Contractor must identify the Key Personnel, indicate where they will be physically located, describe the functions they will perform, and provide current chronological résumés.

3.3. Non-Key Personnel
The Contractor must notify the Contract Administrator at least 30 calendar days before removing or assigning non-key personnel.

3.4. Organizational Chart
The Contractor has provided the following organizational chart:


Contract Representative-Greg Colton
General Manager –Tom Liebold
Digital Delivery Mgr
Tom Kelly
Quality Assurance
Doreene Kelley
State Logistics Mgr
John Ware
Operations Mgr
Cedric Harper
Network Admin and Security
Joe Conner
Admin/Prep
Jill Saxon
Scanning
Tom Jensen
Indexing
Harry Boyce

3.5. Customer Service Toll-Free Number

The Contractor must specify its toll-free number for the State to make contact with the Contractor Representative. The Contractor Representative must be available for calls during the hours of 8 am to 5 pm EST on State business days. The toll-free number is 800-397-6620.

3.6. Technical Support, Repairs and Maintenance

The Contractor must specify its toll-free number for the State to make contact with the Contractor for technical support, repairs and maintenance. The Contractor must be available for calls and service during the hours of 8 am to 5 pm EST on State business days. The toll-free number is 800-397-6620.

3.7. Disclosure of Subcontractors

If the Contractor intends to utilize subcontractors, the Contractor must disclose the following:

The legal business name; address; telephone number; a description of subcontractor's organization and the services it will provide; and information concerning subcontractor's ability to provide the Contract Activities.

The relationship of the subcontractor to the Contractor.

Whether the Contractor has a previous working experience with the subcontractor. If yes, provide the details of that previous relationship.

A complete description of the Contract Activities that will be performed or provided by the subcontractor.

3.8. Security

The Contractor will be subject the following security procedures:

1. No records or information may be transferred outside the State of Michigan.
2. No external sources may have access to records or information.
3. The location of all record and information storage must be provided to the State.
4. Records and information must be protected from damage or exposure during storage and transit.
5. All staff must take annual confidentiality training and sign a certification.

6. Any staff regularly entering state buildings (analysts and drivers) will need state-issued ID badges.

The Contractor must take the required security measures to ensure the security of State facilities.

The Contractor's staff may be required to make deliveries to or enter State facilities. The contractor must: (a) ensure the security of State facilities, (b) use uniforms and ID badges, etc., (c) identify the company that will perform background checks, and (d) the scope of the background checks. The State may require the Contractor's personnel to wear State issued identification badges.

Records and information are essential to the operation of State government and must be protected from vandalism, theft, unauthorized duplication, loss, damage or destruction while in the possession of the Contractor. Records to be imaged or microfilmed may contain confidential information that is prohibited by statue from disclosure. Under no circumstances, unless specifically approved in a current Authorized Ordering Document, must any records or information, regardless of format, content or structure, be transferred outside the State of Michigan. Furthermore, the Contractor must not allow any external sources, including off-shore or out-of-State staff, subcontractors, or consultants, regardless of physical location or employment status, to gain access to State records, microfilm, digital images, indexes, or other information generated as a result of this Contract without the specific written consent of the Agency and the Program Manager. The location of all storage (physical and digital), processing, production, server room, backup facilities, etc., used to fulfill this Contract, must be provided to the State.

The Contractor must provide safe handling, confidentiality and security over all paper records, microfilm, digital images, indexes, and/or other digital information generated as a result of this Contract while in the Contractor's possession, including providing periodic backups of production work. This covers the period of time from when the microfilm or source documents leave the State office of origin until such time as the finished product is returned back to the designated Agency. This also includes the time during which the paper or microfilm records are being held after they have been converted, until they are destroyed or returned back to the State. The Contractor is held fully liable in the event of loss, damage, theft or destruction of any paper records or information contained on the microfilm or digital images, while in the Contractor's possession. Any cost incurred by the State, including the cost to recreate or recover lost, damaged or destroyed records, is the responsibility of the Contractor.

All external media used to transfer, or store State records must be encrypted to the current State standards as published by the Department of Technology, Management and Budget. The Contractor must maintain appropriate documentation and/or standard operating procedures in regard to all aspects of security measures outlined in this section throughout the term of this Contract and must provide a copy of all such documents to the Program Manager upon request.

The Contractor is subject to announced and unannounced security audits and site inspections after the start date of this Contract.

The Contract must enable records in the Contractor's possession to be retrieved by the Agency.

Upon request for a record to be retrieved, the Contractor must deliver the requested record(s) to the Agency from which they originated by the following workday, or the Contractor must allow a designated representative of the requesting Agency to come to the Contractor's facility and retrieve the record(s) within two hours of being notified unless otherwise specified in the Authorized Ordering Document.

The Contractor must release the requested records only to an authorized representative of the requesting Agency. The Contractor must require positive identification, such as a driver's license, State identification, or a pre-determined identification code of the person receiving the record(s) before the record(s) are released. Under no circumstances is the Contractor to release any records or information to any person other than those authorized by the Agency.

3.8.1. Physical Security
All records must be protected from damage or exposure from the elements during storage and transit. Vehicles used for transportation of source materials or final productions must be maintained in good working condition and must remain locked at all times while transporting State materials. Transportation vehicles must not be used for storage purposes temporary or otherwise. At the end of a pickup or delivery, all State source or production materials must be maintained within the Contractor's secured building.

When records are in the possession of the Contractor, and not in actual production, they must be maintained in a secure room that is separate from the production area. The Contractor must permit random unannounced visits by RMS to monitor security measures in place.

All processing and storage areas for State records must have two locked doors at all entry points accessible only to authorized staff via key, access badge, keypad or other security measure. All buildings being used for processing or storage of State records must have a security system that is armed when staff is not present.

3.8.2. Network/Data Security
To protect the confidentiality, integrity, privacy and regulatory issues of the State and the citizens for which it serves, the Contractor must have in place the tools, practices, policies, procedures and other mechanisms to ensure a security network environment. Specifically, the Contractor must employ firewalls and other access controls, intrusion detection, anti-virus software and any other necessary controls to ensure a secure network environment.

The Contractor must monitor attacks upon its network systems and report to the Program Manager any and all attacks that appear to be deliberate attempts to access State images or data.

The Contractor must maintain current patch levels on software used in association with the Contract.

The Contractor must create and maintain backup data for all production materials for no less than 30 days and no later than 60 days after delivery of the final product, unless otherwise specified in the Authorized Ordering Document. Backups must be created and maintained in a way that ensures full restoration can be achieved on any job order during the full length of time the Agency is allowed for quality inspection purposes. The Agency is allowed 30 days for quality inspection purposes unless otherwise specified in the Authorized Ordering Document.

If the Contractor utilizes a third part for backup tape storage and protection, all backup tapes containing State-owned data must be stored and maintained in Michigan and must be encrypted. Otherwise, proper physical security measures must be employed as described in the Physical Security Section of this Contract.

4. Pricing
4.1. Price Term
Pricing is firm for the entire length of the Contract.

5. Ordering
5.1. Authorizing Document
The appropriate Authorizing Document for the Contract will be Delivery Order Form (DO) or Delivery Purchase Order (DPO).

5.2 Order Verification
The Contractor must have internal controls, approved by DTMB-Procurement, to verify abnormal orders and to ensure that only authorized individuals place orders.

6. Delivery
6.1. Delivery Programs

The Contractor agrees to make pickups within 24 hours of an authorization request.

In the event of an emergency the Contractor agrees to return a requested record within 2.5 hours of the request.

6.2. Packaging and Palletizing

Packaging must be optimized to permit the lowest freight rate. Shipments must be palletized whenever possible using manufacturer's standard 4-way shipping pallets.

7. Acceptance

7.1. Acceptance, Inspection and Testing

Unless otherwise specified by an Agency and identified in the Authorized Ordering Document, the Contractor must inspect a minimum of 10 percent, by random sample, of each batch for image alignment, readability, contrast, overlapped images, data entry accuracy, and other defects in the finished product. Quality must be guaranteed with an accuracy rate greater than 99.5 percent or as otherwise specified in the Authorized Ordering Document. Failure to meet the accuracy rates specified, or quality expectations defined in the Authorized Ordering Document, must result in a complete re-processing of the batch at no additional cost to the State. A batch must be defined as a specific pickup. If a pickup is exceptionally large, for the purposes of inspection, the job must be broken into smaller, more manageable batches as defined in the Authorized Ordering Document.

Failure to maintain consistent quality microfilm will result in cancellation of the Contract. The Program Manager retains final authority to determine whether the images are acceptable and if the records need to be re-filmed. The Contractor must complete the re-filming or other corrective action within 10 business days after being notified that re-filming is necessary, unless additional time is deemed warranted by RMS. The 30-days review period must start over at the re-delivery of the corrected project.

The Agency will notify the Contractor within 30 days if the microfilm product does not meet acceptable quality levels. If disapproved due to Contractor error, the Contractor must re-film or otherwise perform appropriate corrective action at no additional cost to the State.

The Agency will notify the Contractor within 30 days if the digital imaging product does not meet acceptable quality levels. If disapproved due to Contractor error, the Contractor must re-scan the entire batch or otherwise perform appropriate corrective action at no additional cost to the State.

7.2. Final Acceptance

RMS retains the final authority to determine whether the images are acceptable and if the records need to be re-scanned. The Contractor must complete the re-scanning or other corrective action within 10 business days after being notified that re-imaging is necessary, unless additional time is deemed warranted by RMS. The 30-day review period must start over at the re-delivery of the corrected product.

8. Invoice and Payment

8.1. Invoice Requirements

All invoices submitted to the State must include: (a) date; (b) purchase order; (c) quantity; (d) description of the Contract Activities; (e) unit price; (f) shipping cost (if any); and (g) total price. Payment terms are 1% / 15 Net 45.

8.2. Payment Methods

The State will make payment for Contract Activities by Electronic Fund Transfer (EFT).

8.3. Procedure

Deliverables are billed by the unit (scanned images, microfilm rolls, etc.); services such as data entry, document preparation and document processing are billed by the hour. The payment model should be fixed per-unit cost for deliverables and fixed per-hour cost for services.

9. Project Plan
The Contractor will carry out this project under the direction and control of the Program Manager. Within 30 calendar days of the Effective Date, the Contractor will submit a project plan to the Program Manager for final approval. The plan must include: (a) the Contractor's organizational chart with names and title of personnel assigned to the project, which must align with the staffing stated in accepted proposals; and (b) the project breakdown showing sub-projects, tasks, and resources required.

The Contractor must create and provide uniquely numbered job order forms approved by RMS. The job order forms must be four-part Non-Carbon Reproduction (NCR forms) containing Agency contact information, billing code information, disposition of documents, description of source materials received by the Contractor and product and delivery information. A form sample will be provided to the Contractor for replication purposes.

10. Licensing Agreement
The Contractor will maintain licensing agreements with various companies for software and services required to perform the variety of services we offer. There are no licensing agreements between the Contractor and the State of Michigan for purposes of executing the services.

11. Liquidated Damages
Late or improper completion of the Contract Activities will cause loss and damage to the State and it would be impracticable and extremely difficult to fix the actual damage sustained by the State. Therefore, if there is late or improper completion of the Contract Activities the State is entitled to collect liquidated damages in the amount of $5,000 and an additional $100 per day for each day Contractor fails to remedy the late or improper completion of the Work.

Unauthorized Removal of Key Personnel will interfere with the timely and proper completion of the Contract, to the loss and damage of the State, and it would be impracticable and extremely difficult to fix the actual damage sustained by the State. Therefore, the State may assess liquidated damages against Contractor as specified below.

The State is entitled to collect $500 per individual per day for the removal of any Key Personnel without prior approval of the State.

The State is entitled to collect $500 per individual per day for an unapproved or untrained key personnel replacement.

12. Additional Requirements
The Contractor must maintain a second production site for any daily production work that meets critical business needs. The facility must be located a reasonable distance away from the primary facility so as to minimize the impact of weather or infrastructure related interruptions in service.

Graphic Sciences, Inc. will maintain a second site which is primarily dedicated to the storage of client records as a part of our document storage services offering. The building is located at 12975 Oakland Park Blvd, Highland Park, Michigan. The facility is approximately 22,000 square feet X 24 feet high. The building is fully secured, monitored for intrusion, smoke detection, fire detection and is on a constantly ON video surveillance system. Video is captured both at the entrance to the facility and throughout the interior of the facility. No State of Michigan records, documents or materials of any kind are housed in this facility. In the event that the production operation located at 1551 E. Lincoln Ave, Madison Heights, MI. were to become inoperable for an extended period of time, GSI will transfer the necessary hardware, software and personnel to the secondary location in order to maintain deliveries of critical materials. This operation would be sustainable at critical delivery levels for a matter of weeks.

12.1. Environmental and Energy Efficient Products
The Contractor must identify any energy efficient, bio-based, or otherwise environmental friendly products used in the products. Contractor must include any relevant third-party certification, including the verification of a United States department of agriculture certified bio based product label.

12.2. Hazardous Chemical Identification
In accordance with the federal Emergency Planning and Community Right-to-Know Act, 42 USC 11001, *et seq.*, as amended, the Contractor must provide a Material Safety Data Sheet listing any hazardous chemicals, as defined in 40 CFR §370.2, to be delivered. Each hazardous chemical must be properly identified, including any applicable identification number, such as a National Stock Number or Special Item Number.

The Contractor must identify any hazardous chemicals that will be provided under the contract.

12.3. Mercury Content
Pursuant to MCL 18.1261d, mercury-free products must be procured when possible. The Contractor must explain if it intends to provide products containing mercury, the amount or concentration of mercury, and whether cost competitive alternatives exist. If a cost competitive alternative does exist, the Contractor must provide justification as to why the particular product is essential. All products containing mercury must be labeled as containing mercury.

12.4. Brominated Flame Retardants
The State prefers to purchase products that do not contain brominated flame retardants (BFRs) whenever possible. The Contractor must disclose whether the products contain BFRs.

13. Standards and Public Acts
The Contractor must comply with all relevant standards and public acts including but not limited to:

a. State of Michigan Standards for Capturing Digital Images from Paper or Microfilm
b. State of Michigan Standards for Capturing Microfilm from Paper
c. State of Michigan Standards for Capturing Microfilm from Digital Images
d. Social Security Number Privacy Act, PA 454 of 2004

The Contractor must understand and assist Agencies to implement microfilm and imaging systems that comply with the following:

e. State of Michigan Best Practices for Reproducing Public Records
f. State of Michigan Best Practices for Capturing Digital Images from Paper or Microfilm
g. State of Michigan Best Practices for Capturing Microfilm from Paper
h. State of Michigan Best Practices for Capturing Microfilm from Digital Images

The Contractor must conform to standards as adopted by the American National Standards Institute (ANSI), the Association for Information and Image Management (AIIM), and the International Standards Organization (ISO).

Contract Monitoring Plan

Introduction

Contract management is the process of actively managing State contracts to ensure compliance with the requirements of an executed contract. This section outlines and describes activities that are necessary for effective contract management.
Category Level and Monitoring Frequency
Category Level 3 – Annually

The State and Contractor agree to the following Contract Monitoring Plan.

Periodic Contract Monitoring

Contractor may be periodically monitored against the following.

a) Contract Monitoring Report Criteria
   a. Quality: Deliverables meet specifications
   b. Timeliness: Deliverables received on schedule
   c. Cost Control: Cost of Deliverables is at or below expected cost
   d. Staff Knowledge: Supplier staff knowledgeable
   e. Customer Service: Supplier staff helpful, prompt, and courteous
   f. Invoicing: Invoices are timely and accurate
   g. Overall Supplier Performance Rating

Deliverables

Deliverable	Deliverable Description
Digital conversion	Conversion of paper or microfilm to digital images
Microfilm conversion	Conversion of paper or digital images to microfilm or duplication of microfilm

Reports

Report	Reporting Description	Due Date
Weekly production report	This weekly report indicates the status of all jobs.	Every Friday
Monthly progress report	This monthly report addresses jobs under development or facing particular challenges, and how the vendor is resolving issues.	First working day of each month.

Monthly billing spreadsheet	This monthly report details all submitted invoices and deliverables for the month.	First Friday of each month

Service Level Agreements (SLA)

SLA	SLA Description
Forms	Job order forms will be in four-part non-carbon reproduction.
Security	The referenced physical security measures will be taken.
Equipment	The referenced equipment will be available and maintained.
Paperwork	The referenced paperwork must be maintained by the vendor on-site.
Policies & Procedures	The referenced policies and procedures must be maintained by the vendor on-site.
Information Technology	The reference IT requirements must be met by the vendor.
Meetings	The contractor must attend monthly meetings.

Invoices and Payments

Invoice and Payment Requirements

i. All invoices submitted to the State must include: (a) date; (b) purchase order; (c) quantity; (d) description of the Contract Activities; (e) unit price; (f) shipping cost (if any); and (g) total price.

Payment Methods

i. The State will make payment for Contract Activities by EFT (Electronic Fund Transfer)

Invoice/Payment Description	Invoice/Payment Frequency	Payment Method
The vendor will submit an invoice for each job.	Invoices are processed every two weeks.	The State will make payment for contract activities by EFT.

SERVICE PRICES HAVE BEEN OMITTED

STATE OF MICHIGAN

Contract No. 171 180000000749
Statewide Imaging and Digital Microfilm

SCHEDULE B
PRICING

Service	Measurement	Cost
105MM Diazo duplication	Image	[redacted]
105MM Fiche scanning high speed	Image	[redacted]
105MM Step and Repeat microfilming	Image	[redacted]
16MM 2.5 MIL	Unit	[redacted]
16MM 2.5 MIL Diazo duplication	Unit	[redacted]
16MM 2.5 MIL Silver duplication	Unit	[redacted]
16MM 5 Channel Jackets loaded and labeled	Image	[redacted]
16MM 5 MIL	Unit	[redacted]
16MM 5 MIL Diazo duplication	Unit	[redacted]
16MM 5 MIL Silver duplication	Unit	[redacted]
16MM Jackets	Image	[redacted]
16MM Planetary microfilming	Image	[redacted]
16MM Roll 5 mil microfilm scanning	Image	[redacted]
16MM Rotary All Types	Image	[redacted]
35MM Aperature Cards loaded and labeled	Image	[redacted]
35MM Aperature Cards scanning	Image	[redacted]
35MM Diazo duplication	Unit	[redacted]
35MM Engineer Drawings All Sizes microfilming	Image	[redacted]
35MM Roll film scanning	Image	[redacted]
35MM Roll or Aperture Cards prints	Image	[redacted]
35MM Silver duplication	Unit	[redacted]
3M Mags Supplied and Loaded	Unit	[redacted]
Additional Quality Control	Hourly	[redacted]
All Engineering Drawings Digital Scanning	Image	[redacted]
Box Storage By The Month	Unit	[redacted]
CD-R Dupe	Unit	[redacted]
CD-R Master	Unit	[redacted]
Computer Run Time	Hourly	[redacted]
Custom Programming	Hourly	[redacted]
Data Entry	Hourly	[redacted]
Data Entry Heads Down	Keystroke	[redacted]
Decision Based Doc Prep	Hourly	[redacted]
Decision Based QC/Special Imaging	Hourly	[redacted]
Doc Prep	Hourly	[redacted]
Jackets Fiche 16MM Roll prints	Image	[redacted]

KODAK Type A ANSI Clip	Unit	[redacted]
OCR	Hourly	[redacted]
Per Linear Foot Digital Scanning	Foot	[redacted]
Silver 16MM Roll microfilm from digital images	Image	[redacted]
Up to 11 X 14 Digital Scanning	Image	[redacted]
Up to 5.5 X 8.5 Digital Scanning black & white	Image	[redacted]
Up to 5.5 X 8.5 Digital Scanning color	Image	[redacted]
Up to 8.5 X 14 Digital Scanning black & white	Image	[redacted]
Up to 8.5 X 14 Digital Scanning color	Image	[redacted]
White Envelopes	Unit	[redacted]
Remote scan location first year monthly operations (5,000 envelopes)	Monthly	[redacted]
Remote scan location post first year monthly operations (5,000 envelopes)	Monthly	[redacted]
Remote scan location per-image past 5,000 envelopes	Image	[redacted]